EXHIBIT 99.2

OraSure Technologies, Inc.

2020 Fourth Quarter and Full Year

Analyst-Investor Conference Call

March 1, 2021

Prepared Remarks of Dr. Stephen S. Tang and Roberto Cuca

Please see “Important Information” at the conclusion of the following prepared remarks

Operator Remarks

Good afternoon everyone and welcome to the OraSure Technologies 2020 fourth quarter and full year financial results conference call and simultaneous webcast. As a reminder, today's conference is being recorded. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press “star” then the number 1 on your telephone keypad.  If you would like to withdraw your question, press the # key. To allow time for as many questions as possible, questioners are asked to limit themselves to only a single question with no more than one follow-up question related to the same topic. Once the follow-up is completed, a questioner can rejoin the queue for further questions.

I would now like to turn the call over to Jeanne Mell, Vice President of Corporate Communications for OraSure. Jeanne?

Jeanne Mell, VP Corporate Communications

Thank you, Operator. With us today are Dr. Stephen Tang, President and Chief Executive Officer, and Mr. Roberto Cuca, Chief Financial Officer. Dr. Tang and Mr. Cuca will begin with opening statements, which will be followed by the question and answer session.

Before I turn the call over to Dr. Tang, you should know that this call may contain certain forward-looking statements, including statements with respect to revenues, expenses, profitability, earnings or loss per share and other financial performance, product development, performance, shipments and markets, business plans, regulatory filings and approvals, expectations and strategies. Actual results could be significantly different. Factors that could affect results are discussed more fully in the Company’s SEC filings, including its registration statements, its Annual Report on Form 10-K for the year ended December 31, 2020, its quarterly reports on Form 10-Q, and its other SEC filings. Although forward-looking statements help to provide complete information about future prospects, listeners should keep in mind that forward-looking statements are based solely on information available to management as of today. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after this call.

With that, I will turn the call over to Dr. Stephen Tang.

Introduction – Stephen Tang, President and Chief Executive Officer

Thank you, Jeanne, and thank you everyone for joining us today. I hope you and your families are safe and well.

As you will hear today, OraSure continues to successfully navigate the COVID-19 pandemic. Today we reported a record-breaking fourth quarter and double-digit full-year revenue growth, driven by our sales of our molecular sample collection kits for COVID-19 testing. In addition, our base business was resilient, with demonstrated strength in sales of our international HIV testing products, which also grew by double digits year over year, and strong genomics growth in key customers in our Disease Risk Management and Companion Animal segments.

We expect our role in COVID-19 detection to only grow in importance as we have made substantial progress in our rapid antigen self-test for COVID-19. We have locked the proprietary assay chemistry and completed development and completed clinical testing. I’m delighted that we were able to accelerate the clinical trials for the Prescription Self-Test and now plan to submit for Emergency Use Authorization (or EUA) for both a Prescription Self-Test and a Professional Test by the end of the month. We also remain on track to resubmit two separate EUAs for our lab-based oral fluid antibody test and look forward to bringing this pioneering product to market as soon as possible.

Revenue from our sample collection kits for COVID-19 molecular testing continues to meaningfully contribute to our business, with full-year revenue from these kits totaling $50 million. In the fourth quarter, net revenues of $62.9 million represent the highest quarterly revenue performance in OraSure’s history, driven by $22.5 million in sales of our COVID-19 molecular sample collection kits in that quarter.

We expect this strong, sustained performance to persist, as testing remains a key strategy to combat the pandemic.  Here in the U.S., the Biden Administration has called for more broad testing to turn the tide of the pandemic and proposes dedicating $50 billion in spending to testing.

A December Rockefeller Foundation report calls for 300 million tests per month – and that’s just to safely reopen America’s public schools and keep them open.  Globally, this number will likely be much larger, because vaccines will not be widely available in much of the world. Multiple tests from multiple manufacturers will be required to meet the massive global need.

The emergence of new, more contagious variants of the coronavirus underscores the importance of testing as a means to detect infection -- especially as the rollout of vaccines encounters logistical hurdles. Dr. Anthony Fauci has said that we will reach herd immunity when 70-85% of the population is vaccinated. Currently, less than 10% of the U.S. population is fully vaccinated. Globally the number is far less.

And as COVID-19 moves from a pandemic to an endemic disease, we believe people will still need to know their status and test regularly, making testing an important part of overall disease management. Also, as the virus mutates, surveillance, or the genetic sequencing of samples for variant identification, will become an increasingly important part of our global COVID-19 response plan. We join our industry peers and public officials who believe that testing will remain a key part of our return to “normal” life of unrestricted gathering and travel, even with widespread vaccination.

Against that backdrop, OraSure continues to advance its three distinct COVID-19 opportunities: sample collection for molecular testing and surveillance, an easy-to-use rapid antigen self-test, and a lab-based oral fluid antibody test, each of which will help accelerate OraSure’s growth.

Our portfolio of COVID-19 tests and collection kits all feature convenient, pain-free self-collection, and can help improve access to testing, alleviate the burden on the healthcare system, minimize exposure risks, and conserve personal protective equipment, or PPE.

The momentum we’ve seen from our molecular COVID-19 sales significantly outweighs the challenges that the pandemic presents to other areas of our business, and we expect that, once commercialized, our antigen and antibody tests will accelerate our record-breaking growth.

Use of DNA Genotek molecular sample collection kits continues to grow in back-to-work settings, back-to-school programs, laboratory testing and direct-to-consumer offerings. We are encouraged by the high-volume repeat orders from existing customers, as well as demand from new customers. To date, our molecular collection kits are now included in eight EUAs granted by the U.S. Food and Drug Administration to DNA Genotek’s customers.

We have also received our own FDA EUAs for the use of our OMNIgene®•ORAL and ORAcollect® •RNA collection devices in COVID-19 testing, which allows for the unsupervised use of these devices at home or in healthcare settings when used as part of an approved or validated at-home test kit.

In February, State University of New York announced that their campuses have administered more than one million COVID-19 tests since the start of the 2020-2021 academic year. These tests were developed by DNA Genotek customer Quadrant Biosciences and use our ORAcollect® •RNA collection device.

And Clinical Reference Laboratory has announced that their CRL Rapid Response COVID-19 Saliva Test, which uses the OMNIgene•Oral collection device, is now available through Walgreens Find Care® digital health platform.

Internationally, the OMNIgene•ORAL is being utilized as a collection device by Chronomics for the UK Government’s “Test to Release for International Travel” COVID-19 testing program, which was announced in January.

In addition, both the OMNIgene•ORAL and ORAcollect•RNA saliva collection devices received interim authorization for use in COVID-19 testing from Health Canada in January. This enables diagnostic labs, health authorities, and COVID-19 test kit providers across Canada to offer self-collection both at-home and via healthcare professionals. These authorizations could be transformative for public health efforts in Canada by adding important tools to increase access to testing.

Also of note, OMNIgene•ORAL was included in TIME Magazine’s round up of the Best Inventions of 2020.

Turning to our diagnostic tests for COVID-19, OraSure continues to make substantial progress on the development of our COVID-19 Rapid Antigen Self-Test. Subject to regulatory authorization, our rapid antigen self-test would detect COVID-19 infection using nasal samples self-collected from the lower nostril.

As we’ve learned from our HIV self-test, simplicity and ease of use are paramount when it comes to self-tests. Our COVID-19 rapid antigen test requires no instrumentation, batteries or smart phone. Users would simply swab their nostrils, swirl the swab in buffer solution, and see the result.

As I noted earlier, we have finalized product development and completed the clinical studies necessary to submit both the Professional version and the Prescription Self-Test version in Q1. We are pleased that the clinical trial results validate our commitment to meeting the high standards we have set for ourselves. The self-test market represents a significant opportunity for COVID-19 testing, and as of Friday only three self-tests have been authorized by the FDA.

Subject to regulatory approvals, we intend to market the Prescription Self-Test for use by individual consumers (with a prescription) at home, or in any location by employers and universities on- or off-site, or by physicians, or public health authorities via remote testing; and

the Professional Test for use at drive-through sites, physician offices, public health testing sites, and employer or university health centers. In addition, we intend to continue our plans to pursue an over-the-counter  claim with the additional clinical testing required.

We are also planning to launch our Rapid Antigen test outside of the U.S. as we anticipate the COVID-19 diagnostic testing market will shift to international markets as U.S. vaccination advances.

Moving on to our third COVID-19 opportunity, our lab-based, oral fluid antibody ELISA test. Antibody tests are becoming more important as vaccines roll out and the focus on herd immunity increases. Our test has the potential to be the first antibody test authorized by the FDA that uses oral fluid samples. This is an important distinction. Oral fluid samples are easy for individuals to collect. They minimize healthcare professionals’ need for PPE and reduce the exposure to potentially infected patients as compared to blood draws.

OraSure’s test has been shown in a peer-reviewed clinical study to increase the ability to antibody test by 25-fold versus blood-based testing. In addition, in this study the OraSure Oral Fluid Sars-CoV-2 Antibody test was shown to have a 90.9 Positive Percent Agreement and 100% Negative Percent Agreement versus serology.

With this test, individuals would use a collection pad to self-collect an oral fluid sample under the observation of a healthcare professional. The sample would then be placed into the OraSure Oral Antibody Collection Device buffer for storage and transport. It would then later be dispensed onto the OraSure ELISA microplate for testing in a laboratory. This lab-based antibody test can aid in identifying individuals with an adaptive immune response to SARS-CoV-2, indicating prior infection. The test could also aid health officials in community surveillance efforts and seroprevalence studies.

At the request of the FDA, we plan to resubmit two separate EUAs for the test, one covering the oral fluid specimen collector and one for the microplate assay. In addition, the FDA has requested that additional analytical studies be conducted on sample collection and stability.  These studies are in process, and we plan to file the EUAs for this pioneering product as soon as the studies are completed.

Meanwhile, we continue to sell our antibody test for research use only. This has led to interest from several companies and labs that are conducting seroprevalence studies. In addition, our antibody test is being used in studies that are looking at vaccine response.   We expect that antibody testing will become more important as the vaccine roll-out continues, both to determine vaccine longevity and measure progress towards herd immunity.

I’d also like to touch on our ongoing manufacturing capacity expansion efforts, which continue on schedule for all of our COVID-19 activities. In addition, we now plan to add capacity for an additional 50 million Rapid Antigen Self-Tests, bringing capacity to 120 million tests per year by the second quarter of 2022. This additional capacity is intended to support sales outside the U.S. Included in these numbers are approximately 17 million of our existing tests for HIV, HCV and Ebola.

Before I turn the call over to Roberto for a report on our fourth quarter and year-end financials, I’d like to note that we are encouraged by the Biden Administration’s stated commitment to a scientific, organized and centralized approach to COVID-19 testing in the U.S. We especially welcome the Administration’s focus on rapid tests and the proposed $50 billion investment to increase the nation’s testing capacity. This underscores the durability of our COVID-19 testing opportunities and aligns with our motivation to ensure simple, safe and rapid testing is widely available.

With that, I'll hand it over to Roberto for a report on our financials. Roberto?

Financial Results – Roberto Cuca

Thank you, Steve.

As Steve mentioned earlier, our fourth quarter net revenues increased 27% to $62.9 million from the $49.7 million reported in the fourth quarter of 2019, primarily as a result of strong sales of molecular sample collection kits for COVID-19 testing and increased international sales of the Company’s HIV Self-Test. This was partially offset by lower sales across all our other product lines primarily due to the impact of the COVID-19 pandemic as well as a shift in the ordering patterns of a large genomics customer. Net product and services revenues were $60.4 million, a 28% increase from the fourth quarter of 2019.

Total product and service revenues for the Company’s molecular business unit were $40.3 million during the fourth quarter of 2020, an increase of 58% from the fourth quarter of 2019. This increase included $22.5 million in sales of oral fluid sample collection devices for COVID-19 molecular testing, which was partially offset by a decrease in genomics and laboratory services sales.

International sales of the Company’s OraQuick® HIV tests increased 16% compared to the fourth quarter of 2019 largely due to higher sales of our HIV Self-Test into Africa.

Gross profit percentage was 61% for the three months ended December 31, 2020 compared to 60% in the same period of 2019 due to an improved product mix of higher gross profit percentage product sales.

Net income for the fourth quarter of 2020 was $1.9 million, or $0.03 per share on a fully-diluted basis, compared to net income of $2.4 million, or $0.04 per share on a fully-diluted basis, for the fourth quarter of 2019. Fourth quarter 2020 results included a benefit of $1.5 million for the change in the estimated fair value of our acquisition-related contingent consideration compared to a charge recorded in the fourth quarter of 2019 of $179,000.  2020 results also reflect the additional product development costs incurred for our COVID-19 tests as well as increased foreign tax expense associated with the improved results of our Canadian subsidiary.

Cash and investments totaled $257.1 million at December 31, 2020.

As we disclosed in our press release, we expect revenues of $55.0 million to $60.0 million in the first quarter of 2021.  We are not providing full year guidance at this time, but will revisit that option as we get greater clarity on the regulatory status of our COVID-19 antigen and antibody tests.

With that, I will turn the call back to Steve.

Steve Tang

Thank you, Roberto. I would now like to provide some brief updates on our legacy businesses, which continued to show resiliency in the face of the challenges of the pandemic.

Access to HIV testing continues to be challenging in this pandemic, and self-testing is a convenient solution that enables social distancing and helps minimize COVID-19 exposure. This past quarter, we ensured continued access to rapid, convenient HIV testing both domestically and internationally.

HIV OTC and self-tests continued to show strength and offset declines in professional testing due to the COVID-19 related clinic closures, which were seen across the U.S., Korea and the European Union.

We were encouraged by robust international HIV self-test sales, which increased 16% over the same quarter in 2019 and for the full year. In Q4, OraSure sold over 4 million HIV Self-Tests outside the U.S., as compared to 2.9 million Self-Tests in the fourth quarter of 2019. We expect this trend to continue.

Total Diagnostic revenues were down 7% for the fourth quarter vs the fourth quarter of 2019 and down 8% for the full-year period. However, it is important to note that the testing markets for HIV, HCV, and Risk Assessment, which represent the vast majority of the Diagnostics Business Unit, have been stated by various sources as being down by as much as 50%. Comparatively, OraSure’s

Diagnostic business unit showed strength, a testament to OraSure’s legacy of providing easy, accurate answers to critical health questions.

On the Molecular side, outside of COVID-19, we have expanded the scope and applications of our genomics collection products through new regulatory clearances. The Oragene®•Dx saliva collection device was included as a component in the De Novo FDA authorization granted to Helix for their whole exome sequencing platform. This is the first exome sequencing-based platform authorized by the FDA. Oragene•Dx was also included as a component in the 510(k) clearance Helix received for its Helix® Genetic Health Risk App for late-onset Alzheimer’s Disease for over-the-counter use, the first test to be cleared on the Helix® Laboratory Platform.

As noted earlier, we saw growth with customers in Disease Risk Management as saliva collection enabled ongoing genetic testing, when blood collection became more difficult due to COVID-19 closures. Additionally, the companion animal testing segment saw growth as pet adoptions rose double digits during the quarantine.

Our microbiome business held steady in Q4 with 3% growth over Q4 2019, driven by strong repeat business from our customers.

And as I announced on the third quarter call, we continued to build our multiomics strategy with new product introductions such as OMNImet®•GUT and OMNIgene®•SKIN, the first combined product/service offering with Diversigen.

Finally, before we move to Q&A, I’d like to provide some summarizing thoughts.

Over the past year we have seen further evidence that infectious disease testing and sample collection must meet customers wherever they are. OraSure is steadfastly focused on making COVID-19 detection simpler, faster and smarter, putting the control in the hands of the individual.

The results of this past quarter make it clear that OraSure is well positioned to assist in the battle against COVID-19, and the best is yet to come. Expected continued growth in COVID-19 molecular revenues into 2021, the planned introduction of our new rapid antigen and antibody tests, and the ongoing expansion of capacity to meet demand solidify our confidence that COVID-19 is a long-term, substantial and sustainable opportunity.

Meanwhile, we remain optimistic for the resilience and the future of our legacy businesses, as well as our journey towards multiomics.

Our strong balance sheet, bolstered by COVID-19 revenues will afford us the opportunity to maximize the COVID-19 market opportunity, fund our legacy businesses and seek transformative and accretive business development opportunities.

We are confident that we will emerge from the pandemic a larger, stronger and more innovative company able to effectively compete in key burgeoning markets in diagnostics and molecular solutions

With that, Operator, I’ll turn the call over for questions.

[Q&A SESSION]

Final Conclusion – Steve Tang

Thank you for participating in today’s call and for your continued interest in OraSure. Have a good afternoon and evening. Stay safe and be well.

Important Information

This document contains certain forward-looking statements, including with respect to expected revenues and earnings/loss per share. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to: ability to successfully manage and integrate acquisitions of other companies in a manner that complements or leverages our existing business, or otherwise expands or enhances our portfolio of products and our end-to-end service offerings, and the diversion of management’s attention from our ongoing business and regular business responsibilities to effect such integration; the expected economic benefits of acquisitions (and increased returns for our stockholders), including that the anticipated synergies, revenue enhancement strategies and other benefits from the acquisitions may not be fully realized or may take longer to realize than expected and our actual integration costs may exceed our estimates; impact of increased or different risks arising from the acquisition of companies located in foreign countries; ability to market and sell products, whether through our internal, direct sales force or third parties; impact of significant customer concentration in the genomics business; failure of distributors or other customers to meet purchase forecasts, historic purchase levels or minimum purchase requirements for our products; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; ability to effectively resolve warning letters, audit observations and other findings or comments from the U.S. Food and Drug Administration (“FDA”) or other regulators; the impact of the novel coronavirus (“COVID-19”) pandemic on our business and our ability to successfully develop new products, validate the expanded use of existing collection products and commercialize such products for COVID-19 testing; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; ability to meet increased demand for the Company’s products; impact of replacing distributors; inventory levels at distributors and other customers; ability of the Company to achieve its financial and strategic objectives and continue to increase its revenues, including the ability to expand international sales; ability to identify, complete, integrate and realize the full benefits of future acquisitions; impact of competitors, competing products and technology changes; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products; market acceptance of oral fluid or urine testing, collection or other products; market acceptance and uptake of microbiome informatics, microbial genetics technology and related analytics services; changes in market acceptance of products based on product performance or other factors, including changes in testing guidelines, algorithms or other recommendations by the Centers for Disease Control and Prevention (“CDC”) or other agencies; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical products and components; availability of related products produced by third parties or products required for use of our products; impact of contracting with the U.S. government; impact of negative economic conditions; ability to maintain sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of the Company’s stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; adverse movements in foreign currency exchange rates; loss or impairment of sources of capital; ability to attract and retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general political, business and economic conditions. These and other factors that could affect our results are discussed more fully in our Securities and Exchange Commission (“SEC”) filings, including our registration statements, Annual Report on Form 10-K for the year ended December 31, 2020, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. Readers are cautioned not to place undue reliance on the forward-looking statements.  The forward-looking statements are made as of the date of this call and we undertake no duty to update these statements.